Exhibit 99.1

By courier:

Mylan N.V.

Management Board

Building 4, Trident Place, Mosquito Way

Hatfield Hertfordshire AL10 9UL,

United Kingdom

Copy to:

NautaDutilh N.V

Mr L.F. Groothuis

Strawinskylaan 1999

1077 XV Amsterdam

E-mail copy to: leo.groothuis@nautadutilh.com

The Hague:	26 February 2016

Reference:	2016013 qb

Subject:	Mylan / Meda letter of objection pursuant to Book 2, section 349, subsection 1 of the Dutch Civil Code

Dear Members of the Management Board,

The Dutch Investors’ Association (VEB) and the European Investors’ Association IVZW (European Investors) would like to request your attention concerning the following.

1.	Introduction

In accordance with their statutory goal, VEB and European Investors promote the interests of shareholders in the widest sense, including those of investors with a direct or indirect interest in Mylan N.V.

2.	Bid made by Mylan N.V. for Meda AB

In this letter we would like to return to the bid announced by Mylan N.V. on 10 February 2016 for all outstanding shares in Meda AB (Meda) about which we had spoken on the phone to your legal representative on Monday 22 February 2016. Regrettably, the response from Mylan N.V. does not satisfactorily answer the questions of VEB and European Investors.

For the sake of clarity, we will hereafter use the names of both Mylan N.V. and Mylan Inc. to make it completely clear whether we are referring to the present Dutch holding company (listed on NASDAQ and the Tel Aviv Stock Exchange), which until 27 February 2015 was known as New Moon B.V. and was established on 7 July 2014, and the former holding company that is a company under US law that until 27 February 2015 was stock exchange listed.

The key question is whether Mylan N.V. needs to ask its shareholders for approval for the proposed transaction under Book 2, section 107a of the Dutch Civil Code (DCC). The law grants the general meeting the right of approval in the event of transactions which significantly change the identity of the company. This is most certainly the case if Mylan N.V. takes an interest in another company amounting to at least a third of its own total assets according to the consolidated balance sheet and accompanying notes as included in the most recently adopted annual report, according to Book 2, section 107a, preamble to subsection 1 and under c of the Dutch Civil Code (the one third threshold).

Mylan N.V. appears to be juggling with the two principal amounts in Book 2 section 107a, preamble to subsection 1 and under c of the DCC, which are: (i) the amount of the total assets on the company’s own consolidated balance sheet in the most recently adopted financial statements and (ii) the value of the stake which is to be acquired.

In this context VEB and European Investors have the following questions:

(i) Amount of Mylan N.V.’s total assets

According to the last financial statements for Mylan N.V. filed with the Commercial Register for the book year ending 31 December 2014, its assets amounted to USD 1 billion. For the purposes of Book 2, section 107a, subsection lc DCC, this is the relevant ‘figure for calculation purposes’ in the context of the balance sheet of Mylan N.V.

Your legal representative stated that for the value of the assets of Mylan N.V. it was necessary to look at the Selected Unaudited Pro Forma Balance Sheet Information included in the S-4 Registration Statement of 23 December 2014, which consists of the consolidated balance of its predecessor Mylan Inc. and the condensed combined balance sheet of several other businesses bought from Abbot Laboratories in 2014 and transferred to Mylan N.V. on 27 February 2015. The total assets on this balance sheet amounted to USD 22.8 billion.

Can you please explain why Mylan N.V. interprets the value of its assets in the manner described above? Does the company share the view held by VEB and European Investors that this method deviates from normal practice in the Netherlands as laid down in Book 2, section 107a, subsection lc of the DCC?

(ii) value of the stake

The total amount that Mylan N.V. wants to pay for the shares is SEK 60.3 billion/ USD 7.2 billion. The offer value, comprising the purchase price and Meda’s net debt, comes to SEK 83.6 billion or USD 9.9 billion.

You informed us that Mylan N.V. bases the value of the participation, as it applies in the context of Book 2, section 107a, preamble to subsection 1 and subsection c of the DCC, only on the purchase price. This would be in line with the wording of the legislation.

This explanation however is difficult to follow. In Book 2, section 107a of the DCC the legislator has granted the general meeting a right of approval in connection with decisions which would bring about a substantial change in the identity or character of the company or enterprise. This constitutes an exception to the main rule that the board decides on the investment policy of the company. In this context it is also said that the shareholders should have a voice when as a result of a transaction they become investors in what is essentially a different company. The law is therefore clearly based on the impact of the transaction on the company.

In our view the amount of the purchase price alone fails to take this position into account. For example, when a highly indebted company is acquired for EUR 1, the impact of the transaction is not EUR 1. The burden of debt which the buyer takes on is far more material. This shows among other things that the debt position ought to be taken into account when evaluating whether the one third threshold has been met.

Can you please explain why Mylan N.V. in making this assessment has adopted the purchase price and not the offer value to establish the value of the participating interest?

3.	Explanation to shareholders

We look forward to receiving your pertinent and detailed responses to these questions and kindly request that you provide these no later than Monday 29 February 2016 to ensure that sufficient time remains for further consultation. As is customary, we will be publishing your response on our website, together with this letter.

Should Mylan N.V. in the meantime decide to submit the transaction to the general meeting for consultation – a step that both VEB and European Investors would very much welcome – then it will no longer be necessary to answer our questions.

VEB and European Investors retain all rights, including the right to initiate an inquiry procedure to obtain full disclosure of the events surrounding Mylan N.V. further to any future investigation. In this context this letter should also be deemed a letter of objection pursuant to Book 2, section 349, subsection 1 of the DCC. Naturally, VEB and European Investors are available for discussion.

Yours faithfully,

Dutch Investors’ Association (VEB)

European Investors’ Association

P.M. Koster	mr dr P.W.J. Coenen	mr drs Q.L.C.M. Bongaerts
Director VEB	Director European Investors	Lawyer (advocaat)

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